Exhibit 99.1

NEWS RELEASE

McDermott Announces Results of Annual Stockholders’ Meeting

HOUSTON – September 26, 2018 – McDermott International, Inc. (NYSE: MDR) announced today the results of its Annual Meeting of Stockholders held Wednesday, September 26, 2018 in London, England.

Based on the voting results from the meeting, stockholders elected Forbes I.J. Alexander, Philippe Barril, John F. Bookout, III, David Dickson, L. Richard Flury, W. Craig Kissel, Gary P. Luquette, James H. Miller, William H. Schumann, III, Mary L. Shafer-Malicki and Marsha C. Williams to McDermott’s Board of Directors, each for terms extending until McDermott’s 2019 Annual Meeting of Stockholders, with the average percentage of votes cast “for” each director being approximately 96 percent of the votes cast by stockholders.

In addition, stockholders approved, on an advisory basis, McDermott’s named executive officer compensation with an affirmative vote of over 96 percent of the votes cast by stockholders and ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

About McDermott

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions—from the wellhead to the storage tank—to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally-integrated resources include approximately 40,000 employees and engineers, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. As used in this press release, McDermott includes McDermott International, Inc. and its subsidiaries and affiliates. To learn more, visit www.mcdermott.com.

Contacts:

Investor Relations

Scott Lamb

Vice President, Investor Relations

+1 832 513 1068

Scott.Lamb@McDermott.com

Global Media Relations

Gentry Brann

Global Vice President, Communications

+1 281 870 5269

Gentry.Brann@McDermott.com